Exhibit 5.1
OPINION AND CONSENT OF HUGHES HUBBARD & REED LLP

[Hughes Hubbard & Reed LLP Letterhead]

November 10, 2014

Zoetis Inc.
100 Campus Drive
Florham Park, NJ 07932
Ladies and Gentlemen:
We have acted as counsel to Zoetis Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of $70,000,000 deferred compensation obligations of the Company (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company to pay certain compensation in the future to participating employees in accordance with the terms of the Zoetis Equity Deferral Plan (the “Plan”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  In rendering the opinions set forth below, we have assumed (i) the due organization and valid existence of the Company, (ii) the due authorization and execution by all persons of the Registration Statement and each of the documents related thereto, (iii) the legal capacity for all purposes relevant hereto of all natural persons, (iv) the authority of all persons signing documents submitted to us to act on behalf of the parties to such documents, (v) the authenticity of all documents submitted to us as originals, (vi) the conformity to authentic originals of all documents submitted to us as copies, and (vii) the genuineness of all signatures on all documents submitted to us. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company.
Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, except that the enforceability thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (B) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity.
Our opinion expressed above is limited to the Federal laws of the United States of America and Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.  Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Deferred Compensation Obligations.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP